Exhibit 3.1

ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

FISERV, INC.

1. The name of the Corporation is Fiserv, Inc.

2. The Corporation’s Restated Articles of Incorporation are hereby amended to delete Article VII and replace it with the following:

ARTICLE VII

Until the annual meeting of shareholders of the Corporation held in 2013, the terms of the Board of Directors shall be staggered by dividing the total number of directors into three groups, in accordance with Section 180.0806 of the Wisconsin Business Corporation Law. Directors elected at each annual meeting of shareholders held prior to 2013 (or such directors’ successors) shall hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors have been elected and qualified. Commencing with the annual meeting of shareholders held in 2013, directors shall hold office for terms as follows: (i) at the 2013 annual meeting of shareholders, directors for whom such annual meeting is the annual meeting of shareholders held in the third year following the year of their election (or such directors’ successors) shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors have been elected and qualified; (ii) at the 2014 annual meeting of shareholders, directors for whom such annual meeting is the annual meeting of shareholders held in the third year following the year of their election and directors elected at the 2013 annual meeting of shareholders (or such directors’ successors) shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors have been elected and qualified; and (iii) at the 2015 annual meeting of shareholders and each annual meeting of shareholders thereafter, all directors shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors have been elected and qualified.

3. The amendment to the Corporation’s Restated Articles of Incorporation in the foregoing paragraph 2 was submitted to the Corporation’s shareholders by the Board of Directors of the Corporation and was adopted by such shareholders on May 23, 2012 in accordance with Section 180.1003 of the Wisconsin Business Corporation Law.

Executed on behalf of the Corporation on the 23rd day of May, 2012.

FISERV, INC.

By:	/s/ Eric C. Nelson
Eric C. Nelson Vice President, Associate General Counsel and Assistant Secretary

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